Exhibit 99.1
Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com
Komag Reports Record Revenue and EPS
for the Second Quarter of 2006
FOR IMMEDIATE RELEASE
SAN JOSE, Calif., July 26, 2006 — Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, today announced record revenue and diluted earnings per share of $233.6 million and $1.21, respectively, for the second quarter of 2006. These financial results represent a 35% increase in revenue and a 32% increase in diluted earnings per share over the same period last year.
First quarter 2006 revenue and diluted earnings per share were $208.5 million, and $1.09, respectively. Revenue and diluted earnings per share in the second quarter of 2005 were $172.7 million and $0.92, respectively.
T.H. Tan, Komag’s Chief Executive Officer stated, “Overall market demand for our products remained very strong in the second quarter of 2006. We are extremely proud of our ability to deliver another record quarter with a 12% increase in revenue and an 11% increase in diluted earnings per share over the prior quarter. This is the eighth consecutive quarter of both increasing revenue and net income for Komag.”
“The second quarter was an outstanding quarter for Komag in many ways. Not only did we achieve record revenue and diluted earnings per share, we also significantly increased our manufacturing capacity and ramped to volume a number of new products during the quarter. In addition, our customer base and product mix changed significantly with Seagate’s acquisition of Maxtor. This obviously could not have happened as smoothly as it did without the extraordinary efforts of the entire Komag team. I would like to take this opportunity to thank all of the Komag employees for this outstanding achievement,” said Mr. Tan.
Second Quarter Review
Sales to Western Digital, Seagate/Maxtor, and Hitachi Global Storage Technologies accounted for 38%, 32% and 26% of total revenue in the second quarter of 2006, respectively. Total finished disk shipments were 36.6 million in the second quarter of 2006.
High capacity 3.5-inch advanced disks at storage capacities of 120GB and greater including shipments of 160GB disks represented approximately 44% of Komag’s total finished disk shipments in the second quarter of 2006. These disks are primarily targeted for multi-platter consumer applications. These rapidly growing applications include personal video recorders (PVRs), digital video recorders (DVRs), high definition television (HDTV), external storage, gaming and other home entertainment devices. Disks for high-end server drives represented 5% of finished disk shipments during the second quarter of 2006.
Other revenue, which includes sales of aluminum substrates, nickel-plated polished aluminum substrates and textured substrates, accounted for 10% of total revenue in the second quarter of 2006. Komag is the world’s largest hard disk aluminum substrate manufacturer. Disk substrates are primarily produced for internal use in the manufacture of finished disks. In addition, the high quality of Komag’s substrates has led to continuing market opportunities to sell substrates externally.
Business Outlook
“Current expectations for 2006 are that overall demand for our products remains strong and our factories continue to run at full manufacturing capacity. Our capacity expansion plans remain on or slightly ahead of schedule and we expect to have 39 million finished disk capacity in the third quarter of 2006. Based on current demand and our capacity expansion plans, we expect total revenue in the third quarter of 2006 could increase approximately 5% from the record second quarter level. With continuing aggressive product development and production transition activities for multiple advanced products and customers, we currently expect net margin to be in the range of 16% to 17% in the third quarter. In addition, with Seagate’s completion of the acquisition of Maxtor, we expect that unit shipments of finished media to Seagate in the third quarter of 2006 will increase from the combined unit shipment level to Seagate/Maxtor in the second quarter of 2006.
Further, based on the anticipated demand for finished media and our capacity expansion plans, we expect to exit the fourth quarter of 2006 with capacity of 43 million disks per quarter. With this expected capacity expansion and the current demand outlook, we would anticipate a further increase in revenue during the traditionally seasonally strong fourth quarter from the expected third quarter level.
Our current capacity expansion plans are based on strategic supply agreements with each of our major customers. As part of these agreements, Komag has made certain commitments to increase capacity and our customers have agreed to purchase certain amounts of media. In addition, our customers have agreed to make certain pre-payments for media to help mitigate the cash impact of the capital spending required for Komag to increase capacity.
Komag is committed to support the growing demand for digital storage by maintaining our low cost manufacturing structure, providing advanced technology products and providing rational capacity increases in conjunction with strategic supply agreements with our customers, with the goals of growing our business and providing financial returns to our stockholders,” said Mr. Tan.
About Komag
Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.
For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Forward-Looking Statements
This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to, the expectation that revenue in the third quarter of 2006 could be approximately 5% higher than the second quarter of 2006 and increase further in the fourth quarter of 2006, the Company’s expectation that net margin will be in the range of 16% to 17% in the third quarter of 2006, the expectation that unit shipments to Seagate in the third quarter of 2006 will increase over the combined unit shipments to Seagate and Maxtor in the second quarter of 2006, the Company’s ability to increase capacity during 2006 and the expected amounts and timing of such increased capacity, the Company’s ability to accurately estimate net margin, the market for unit shipments of disks and disk drives and the Company’s belief in continued increased demand trends, and the benefits of the Company’s increased capacity arrangements with its customers and market growth opportunities. The Company’s actual results for future periods could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the Company’s ability to achieve its operating yield, cost and profitability targets, changes in the currency exchange rate for the Malaysian ringgit as a result of the managed float system, continued customer demand and the impact of demand variation on factory utilization, the performance by the Company and its customers of their obligations under the respective increased capacity arrangements, changes in demand as a result of Seagate’s acquisition of Maxtor or otherwise, the Company’s ability to increase its capacity, variability in demand and associated impact on average selling price of disks, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s expectation that industry unit demand will continue to grow and not decline and the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

KOMAG, INCORPORATED
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	July 2, 2006	April 2, 2006	July 3, 2005	July 2, 2006	July 3, 2005

Net Sales	$233,627	$208,512	$172,740	$442,139	$313,015
Cost of Sales	168,659	149,419	124,660	318,078	229,872

Gross Profit	64,968	59,093	48,080	124,061	83,143
Gross Profit %	27.8%	28.3%	27.8%	28.1%	26.6%

Research, Development, and Engineering Expense	16,081	15,075	12,834	31,156	23,989
Selling, General, and Administrative Expense	9,125	8,024	5,787	17,149	11,322
Gain on Disposal of Assets	(26)	(60)	(1,360)	(86)	(1,749)

Operating Income	39,788	36,054	30,819	75,842	49,581
Interest Income	1,867	2,071	1,044	3,938	1,794
Interest Expense	(441)	(441)	(442)	(882)	(883)
Other Income (Expense), Net	41	(476)	(23)	(435)	(51)

Income before Income Taxes	41,255	37,208	31,398	78,463	50,441
Provision for Income Taxes	966	971	1,505	1,937	2,021

Net Income	$40,289	$36,237	$29,893	$76,526	$48,420

Net Income %	17.2%	17.4%	17.3%	17.3%	15.5%

Basic Net Income per Share	$1.35	$1.22	$1.04	$2.57	$1.70

Diluted Net Income per Share	$1.21	$1.09	$0.92	$2.31	$1.51

Basic Shares Outstanding	29,883	29,685	28,834	29,784	28,549

Diluted Shares Outstanding	33,544	33,499	32,971	33,525	32,669

KOMAG, INCORPORATED
Condensed Consolidated Balance Sheets
(in thousands)

	July 2, 2006	January 1, 2006
	(Unaudited)	(NOTE 1)

ASSETS

Cash, Cash Equivalents, and Short-Term Investments	$190,199	$205,034
Receivables, Net	127,978	116,217
Inventories	75,421	54,000
Prepaid Expenses and Deposits	1,370	1,846

Total Current Assets	394,968	377,097

Property, Plant, and Equipment, Net	517,671	351,046
Other Assets	3,212	3,308

TOTAL ASSETS	$915,851	$731,451

LIABILITIES AND STOCKHOLDERS’ EQUITY

Trade Accounts Payable	$161,777	$97,901
Customer Advances	140,160	102,898
Other Liabilities	22,514	28,585

Total Current Liabilities	324,451	229,384

Long-Term Debt	80,500	80,500
Long-Term Deferred Rent	2,827	2,562

Stockholders’ Equity	508,073	419,005

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$915,851	$731,451

NOTE 1: The Condensed Consolidated Balance Sheet at January 1, 2006 was derived from the audited financial statements.